EXHIBIT 99.1

From:	For Additional Information:
Xponential, Inc. 2175 Old Concord Road, Suite 200 Smyrna, Georgia 30080 Company Contact: Dwayne Moyers, (817) 731-9559	Contact William Lefkowtiz or Michael Clementi, vFinance Investments, 800-266-8023

For Immediate Release

Xponential Assigned New Trading Symbol

Smyrna, GA, August 06, 2004.  The National Association of Securities Dealers has declared the application by Xponential, Inc. to commence trading on the OTC Bulletin Board under the symbol XPOI effective.  The company’s prior symbol was PWMT and the company was previously known as Pawnmart.

Commenting on the assignment of the symbol, Xponential chairman Dwayne Moyers said, “XPOI is a new symbol and Xponential is a new name for the company.  We see significant opportunities to make acquisitions as well as controlling investments in a wide range of companies.  Xponential will focus its energy on finding, financing and integrating suitable candidates.”

For additional information contact William Lefkowitz or Michael Clementi, vFinance Investments, 800-266-8023 or Dwayne Moyers, chairman of the board of directors at (817) 731-9559.

About Xponential

Xponential, Inc. is an emerging growth company seeking to make acquisitions and controlling investments in a wide range of companies.

About vFinance

vFinance, Inc. provides research, investment banking, brokerage and trading services to more than 10,000 corporate, institutional and private clients worldwide.

This announcement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. Xponential, Inc. cautions investors not to place undue reliance on forward-looking statements, which speak only as to management’s expectations on this date.